EXHIBIT 21.1

List of Subsidiaries or Other Related Entities of Company

Cheniere Energy Investments, LLC
Cheniere Midstream Services, LLC
Cheniere NGL Pipeline, LLC
Sabine Pass Liquefaction, LLC
Sabine Pass Liquefaction Expansion, LLC
Sabine Pass LNG-GP, LLC
Sabine Pass LNG-LP, LLC
Sabine Pass LNG, L.P.
Sabine Pass Liquefaction, LLC
Sabine Pass Liquefaction Expansion, LLC
Sabine Pass Tug Services, LLC